Exhibit 99.1

Contacts:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@alliancedata.com Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

Alliance Data Reports Third Quarter 2014 Results

•	Revenue Increases 20 Percent to $1.3 Billion
•	Strong Organic Revenue Growth of 10 Percent
•	Core EPS Increases 30 Percent to $3.47
•	Initiates 2015 Guidance

Dallas, TX, October 16, 2014 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended September 30, 2014.

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2014	2013	% Change

Revenue	$1,319	$1,096	20%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.74	$2.01	36%
Diluted shares outstanding	59.9	66.0	-9%
******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$416	$359	16%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$376	$328	15%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.47	$2.67	30%

(a)	Alliance Data acquired 60 percent of Netherlands-based BrandLoyalty on January 2, 2014. Profitability measures shown above are net of amounts attributable to the 40 percent not acquired, referred to as 'non-controlling interest'.
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
October 16, 2014

CONSOLIDATED RESULTS

Revenue increased 20 percent to $1.3 billion while adjusted EBITDA, net increased 15 percent to $376 million for the third quarter of 2014. EPS increased 36 percent to $2.74 and core EPS increased 30 percent to $3.47 for the third quarter of 2014, exceeding guidance of $3.25.

Diluted shares outstanding were 59.9 million for the third quarter of 2014, down approximately 9 percent or 6.1 million shares compared to the third quarter of 2013. The decrease is primarily due to the maturity of the convertible senior notes during the third quarter of 2013 and second quarter of 2014.

Ed Heffernan, president and chief executive officer, noted: "Early in 2014, many expressed concern that our guidance for the year was too "back-end" loaded - that maybe it was overly optimistic. The acceleration in both earnings and margin expansion during the third quarter should allay those concerns as the heavy personnel-related investments made earlier in the year are now producing results. Adjusted EBITDA, net growth rates accelerated to 15 percent for the third quarter compared to 6 percent in the first-half of 2014, while margins jumped to 29 percent from 27 percent during the first-half of 2014. This contributed to the 30 percent increase in core EPS for the third quarter, double the 15 percent growth rate in the first-half of 2014.

"Driving the big jump in earnings for the third quarter was the Private Label segment. Early in 2014, we beefed up the infrastructure at Private Label to reduce executional risk associated with the on-boarding of a record number of new programs in 2014. The upfront carrying costs, primarily payroll, limited adjusted EBITDA, net growth rates to only 6 percent in the first-half of 2014. Now that the new programs are ramping, we are starting to leverage those costs resulting in an 18 percent increase in adjusted EBITDA, net for Private Label during the third quarter, with more to come during the remainder of 2014. Essentially, that's the story for the quarter. Our other businesses came in roughly as expected."

Heffernan continued, "Summarizing our outlook for 2014, we remain on track to deliver revenue of $5.3 billion, up 23 percent compared to 2013, with double-digit organic growth. We have increased our estimate for core EPS to $12.40, up 24 percent compared to 2013, and $0.40 higher than our initial 2014 guidance. Our business model does not require all of our business units cycling up at the same time to produce consistently robust growth year after year. Currently, all of our businesses are growing: for LoyaltyOne, AIR MILES® should post 2 percent revenue and adjusted EBITDA growth for the year on a constant currency basis, while BrandLoyalty should see about 30 percent revenue and over 60 percent adjusted EBITDA growth compared to pro-forma 2013. Epsilon growth rates are expected to be in the mid- to high-single-digit range for both revenue and adjusted EBITDA, while Private Label is expected to produce mid-teens revenue and adjusted EBITDA, net growth year-over-year.

Alliance Data Systems Corporation
October 16, 2014

"Finally, we give our first look at 2015 today. Our guidance is for revenue of at least $6.6 billion, a 25 percent increase from 2014, which assumes approximately 10 percent organic growth. Adjusted EBITDA, net, is expected to grow 27 percent to approximately $1.8 billion, while core EPS is expected to grow up to 20 percent to a range of $14.80 - $15.00 per share. This guidance includes the expected full-year benefit of the pending Conversant acquisition."

SEGMENT REVIEW

LoyaltyOne: Overall revenue increased 52 percent to $324 million and adjusted EBITDA, net increased 12 percent to $70 million for the third quarter of 2014. For the AIR MILES Reward Program, revenue was flat at $214 million while adjusted EBITDA, net decreased 9 percent to $57 million for the third quarter of 2014. Unfavorable Canadian translation rates negatively impacted revenue and adjusted EBITDA, net by $10 million and $3 million, respectively, for the third quarter of 2014. For BrandLoyalty, revenue and adjusted EBITDA, net were $110 million and $21 million ($13 million, net of non-controlling interest), respectively, for the third quarter of 2014.

AIR MILES reward miles issued decreased 4 percent compared to the third quarter of 2013. The decrease is primarily due to a short-term disruption from the merger of two of our grocery sponsors and less promotional activity compared to the third quarter of 2013. AIR MILES reward miles redeemed increased 12 percent compared to the third quarter of 2013, primarily due to growth in redemptions related to the instant reward offering.

Dotz, our joint venture in Brazil, continued its growth trajectory during the third quarter increasing its collector base from 10.8 million at the start of the year to 13 million at the end of the third quarter, and already achieving the year-end target.

Epsilon: Overall revenue increased 6 percent to $378 million and adjusted EBITDA increased 7 percent to $84 million for the third quarter of 2014. Technology revenue increased a robust 10 percent to $128 million, and agency revenue increased 3 percent to $193 million, while data revenue increased 6 percent to $57 million. Signed revenue backlogs remain strong, up double-digits compared to the same period last year.

During the quarter, Epsilon announced multi-year agreement with Sephora to provide a targeted email marketing services across Sephora's omnichannel marketing platforms. This announcement is a good example of the strong momentum Agility Harmony has continued to achieve. For the third quarter of 2014, email volumes were up over 20 percent driving the strongest revenue growth quarter for the last two years. Importantly, Forrester Research recently named Agility Harmony a strong Leader, the highest possible rating, signaling its return to a dominant position in the cloud-based SaaS space.

Private Label Services and Credit: Revenue increased 17 percent to $622 million and adjusted EBITDA, net increased 18 percent to $255 million for the third quarter of 2014.
Operating expenses increased 14 percent to $221 million, while the loan loss provision increased 26 percent to $115 million, driven by the strong growth in ending credit card receivables.

Alliance Data Systems Corporation
October 16, 2014

Credit sales increased 23 percent for the third quarter of 2014, aided by a 12 percent increase in core cardholder spending. Average credit card receivables increased 22 percent to $8.7 billion compared to the third quarter of 2013, while ending card receivables increased 25 percent to $9.3 billion compared to September 30, 2013. Principal loss rates were 4.0 percent for the third quarter of 2014, down 30 basis points from the third quarter of 2013. Portfolio funding costs were $32 million for the third quarter of 2014, increasing 5 percent from the third quarter of 2013, but down 20 basis points to 1.5 percent, expressed as a percentage of average credit card receivables.

During the quarter, Private Label signed new multi-year agreements with Mayors Jewelers and GameStop to provide private label credit card services in the U.S., and signed a long-term agreement with Meijer to provide both private label and co-brand card services. In addition, Private Label signed a multi-year agreement with BJ's Wholesale Club to provide co-brand credit card services.

2014 Final Guidance: The Company is maintaining full-year guidance of $5.30 billion in revenue, while increasing from $12.35 to $12.40 in core EPS. The revised guidance reflects revenue and core EPS increases of 23 percent (10 percent organic) and 24 percent, respectively, for 2014.

2015 Initial Guidance: The Company's initial guidance is based on current market trends, and will be refined as necessary as the year unfolds. Of note, the guidance includes the anticipated operating results of the pending Conversant acquisition and assumes the transaction is completed by January 1, 2015.

Initial consolidated guidance:

•	Revenue of $6.625 billion, a 25 percent increase;
•	Adjusted EBITDA of $1.97 billion, a 24 percent increase;
•	Adjusted EBITDA, net of $1.80 billion, a 27 percent increase;
•	Core EPS range of $14.80 to $15.00, approximately a 20 percent increase; and
•	Diluted share count of 64.7 million (4.7 million shares related to Conversant acquisition).

Conversant Acquisition

On September 11, 2014, the Company entered into an Agreement and Plan of Merger with Conversant, Inc. and Amber Sub LLC, a direct wholly-owned subsidiary of Alliance Data Systems Corporation.  The agreement provides for the merger of Conversant with and into Amber Sub LLC, with Amber Sub LLC continuing as the surviving company and a direct wholly-owned subsidiary of the Company. The parties currently expect to close the transaction by year end.  However, completion of the transaction is subject to customary conditions, including approval by Conversant stockholders, listing on the New York Stock Exchange of the shares of Alliance Data common stock to be issued in the transaction, effectiveness of Alliance Data's registration statement on Form S-4 and receipt of required regulatory approvals.

Alliance Data Systems Corporation
October 16, 2014

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, October 16, 2014 at 8:30 a.m. (Eastern Time) to discuss the Company's third-quarter 2014 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "13475562". The replay will be available at approximately 4:00 P.M. (Eastern Time) on Thursday, October 16, 2014.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to Fortune magazine's 2014 list of World's Most Admired Companies.

Alliance Data Systems Corporation
October 16, 2014

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Important Information for Investors and Stockholders

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.  This communication may be deemed to be solicitation material in respect of the proposed merger between Conversant, Inc. and a subsidiary of Alliance Data Systems Corporation.

In connection with the proposed merger, on October 2, 2014, Alliance Data filed with the United States Securities and Exchange Commission ("SEC") a registration statement on Form S-4 (File No. 333-199128) containing a proxy statement/prospectus.  After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to stockholders of Conversant. SECURITY HOLDERS OF CONVERSANT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain copies of the registration statement and proxy statement/prospectus and other documents filed with the SEC by Alliance Data and Conversant, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Alliance Data will be made available free of charge on Alliance Data's website at www.alliancedata.com. Copies of documents filed with the SEC by Conversant will be made available free of charge on Conversant's website at www.conversantmedia.com.

Alliance Data Systems Corporation
October 16, 2014

Safe Harbor Statement/Forward Looking Statements

Certain information set forth in this communication, including financial estimates and projections and statements as to the expected timing, completion and effects of the proposed merger between Alliance Data and Conversant, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "predict," "project," "would" and similar expressions as they relate to each company or their respective management teams. These estimates and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected in or suggested by such statements.

Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company's plans, objectives, expectations (financial or otherwise) and intentions, the estimated timetable for completing the transaction and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Alliance Data and are subject to significant risks and uncertainties outside of our control.

Participants in the Solicitation

Alliance Data Systems Corporation and Conversant, Inc. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Conversant common stock in respect of the proposed transaction. Information about Alliance Data's directors and executive officers is set forth in the proxy statement for Alliance Data's 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2014. Information about Conversant's directors and executive officers is set forth in the proxy statement for Conversant's 2014 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2014. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, through securities holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed merger.  Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.  You may obtain free copies of these documents from Alliance Data or Conversant using the sources indicated above.

Alliance Data Systems Corporation
October 16, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$1,319.1	$1,096.4	$3,817.2	$3,178.0
Operating expenses:
Cost of operations	806.5	662.1	2,424.8	1,952.5
Provision for loan loss	114.6	91.0	281.8	215.4
Depreciation and amortization	76.4	54.5	224.7	160.9
Total operating expenses	997.5	807.6	2,931.3	2,328.8
Operating income	321.6	288.8	885.9	849.2
Interest expense, net:
Securitization funding costs	22.8	22.9	68.0	72.1
Interest expense on deposits	9.1	7.3	25.5	21.3
Interest expense on long-term and other debt, net	29.6	43.8	98.6	146.6
Total interest expense, net	61.5	74.0	192.1	240.0
Income before income taxes	260.1	214.8	693.8	609.2
Income tax expense	95.2	81.9	253.9	230.9
Net income	$164.9	$132.9	$439.9	$378.3
Less: net income attributable to non-controlling interest	0.7	–	0.8	–
Net income attributable to Alliance Data Systems Corporation stockholders	$164.2	$132.9	$439.1	$378.3

Per share data:
Basic – Net income attributable to Alliance Data Systems Corporation stockholders	$2.84	$2.73	$7.98	$7.69

Diluted – Net income attributable to Alliance Data Systems Corporation stockholders	$2.74	$2.01	$6.98	$5.63

Weighted average shares outstanding – basic	57.7	48.7	55.0	49.2
Weighted average shares outstanding – diluted	59.9	66.0	62.9	67.2

Alliance Data Systems Corporation
October 16, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of September 30, 2014	As of December 31, 2013
ASSETS
Cash and cash equivalents	$634.8	$969.8
Credit card receivables, net	8,783.5	8,069.7
Redemption settlement assets	529.0	510.3
Intangible assets, net	752.6	460.4
Goodwill	2,245.8	1,735.7
Other assets	2,247.6	1,498.4
Total assets	$15,193.3	$13,244.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Deferred revenue	$1,038.2	$1,137.2
Deposits	3,727.8	2,816.4
Non-recourse borrowings of consolidated securitization entities	4,451.9	4,591.9
Debt	2,957.0	2,800.3
Other liabilities	1,620.3	1,042.7
Total liabilities	13,795.2	12,388.5
Redeemable non-controlling interest	317.4	–
Stockholders' equity	1,080.7	855.8
Total liabilities and equity	$15,193.3	$13,244.3

Alliance Data Systems Corporation
October 16, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$439.9	$378.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224.7	160.9
Deferred income taxes	5.3	4.7
Provision for loan loss	281.8	215.4
Non-cash stock compensation	49.8	43.4
Amortization of discount on debt	12.5	57.9
Change in operating assets and liabilities	(19.8)	(12.9)
Originations of loan receivables held for sale	(3,645.3)	(350.6)
Sales of loan receivables held for sale	3,636.8	310.2
Other	(17.7)	(8.5)
Net cash provided by operating activities	968.0	798.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(48.9)	(73.8)
Change in restricted cash	(316.1)	39.8
Change in credit card receivables	(633.3)	(220.6)
Purchase of credit card receivables	(379.6)	(37.1)
Capital expenditures	(114.6)	(91.8)
Payments for acquired businesses, net of cash acquired	(259.5)	–
Other	(110.8)	9.2
Net cash used in investing activities	(1,862.8)	(374.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	1,920.2	1,747.0
Repayments of borrowings	(1,580.8)	(1,171.5)
Proceeds from convertible note hedge counterparties	1,519.8	1,056.3
Repayments of convertible note borrowings	(1,864.8)	(1,861.2)
Issuances of deposits	2,342.8	1,278.7
Repayments of deposits	(1,431.4)	(1,196.6)
Non-recourse borrowings of consolidated securitization entities	1,495.0	1,633.4
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,635.0)	(1,782.3)
Purchase of treasury shares	(217.5)	(231.1)
Other	16.4	(1.5)
Net cash provided by (used in) financing activities	564.7	(528.8)
Effect of exchange rate changes on cash and cash equivalents	(4.9)	(5.1)
Change in cash and cash equivalents	(335.0)	(109.4)
Cash and cash equivalents at beginning of period	969.8	893.4
Cash and cash equivalents at end of period	$634.8	$784.0

Alliance Data Systems Corporation
October 16, 2014

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Segment Revenue:
LoyaltyOne	$324.5	$213.3	52%	$1,009.0	$674.4	50%
Epsilon	377.6	356.0	6%	1,082.1	1,005.8	8%
Private Label Services and Credit	622.3	531.1	17%	1,741.4	1,508.3	15%
Corporate/Other	0.1	–	nm	0.4	–	nm
Intersegment Eliminations	(5.4)	(4.0)	nm	(15.7)	(10.5)	nm
	$1,319.1	$1,096.4	20%	$3,817.2	$3,178.0	20%

Segment Adjusted EBITDA, net:
LoyaltyOne	$69.5	$62.2	12%	$212.0	$191.0	11%
Epsilon	84.3	78.5	7%	207.2	196.4	6%
Private Label Services and Credit	254.6	216.0	18%	708.5	642.9	10%
Corporate/Other	(32.4)	(28.2)	15%	(85.2)	(70.2)	21%
	$376.0	$328.5	15%	$1,042.5	$960.1	9%

Key Performance Indicators:
Private Label statements generated	52.3	47.7	10%	154.4	141.6	9%
Average receivables	$8,736.7	$7,155.0	22%	$8,310.0	$7,027.8	18%
Credit sales	$4,479.4	$3,628.4	23%	$12,591.2	$10,415.8	21%
AIR MILES reward miles issued	1,286.7	1,341.5	(4)%	3,680.2	3,784.8	(3)%
AIR MILES reward miles redeemed	992.8	887.2	12%	3,087.8	2,925.5	6%

nm-not meaningful

Alliance Data Systems Corporation
October 16, 2014

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted EBITDA and Adjusted EBITDA, net:	2014	2013	2014	2013
Net income	$164.9	$132.9	$439.9	$378.3
Income tax expense	95.2	81.9	253.9	230.9
Total interest expense, net	61.5	74.0	192.1	240.0
Depreciation and other amortization	28.1	21.4	79.6	61.4
Amortization of purchased intangibles	48.3	33.1	145.1	99.5
Stock compensation expense	18.3	15.4	49.8	43.4
Adjusted EBITDA	$416.3	$358.7	$1,160.4	$1,053.5
Less: adjusted EBITDA attributable to non-controlling interest	8.4	–	24.4	–
Less: funding costs (1)	31.9	30.2	93.5	93.4
Adjusted EBITDA, net of funding costs and non-controlling interest	$376.0	$328.5	$1,042.5	$960.1

Core Earnings:
Net income	$164.9	$132.9	$439.9	$378.3
Add back non-cash non-operating items:
Stock compensation expense	18.3	15.4	49.8	43.4
Amortization of purchased intangibles	48.3	33.1	145.1	99.5
Non-cash interest expense (2)	4.3	19.2	24.6	74.5
Non-cash mark-to-market gain on interest rate derivatives	(0.1)	–	(0.2)	(8.5)
Income tax effect (3)	(22.2)	(24.5)	(69.1)	(75.3)
Core earnings	213.5	176.1	590.1	511.9
Less: core earnings attributable to non-controlling interest	5.8	–	16.5	–
Core earnings attributable to Alliance Data Systems Corporation stockholders	$207.7	$176.1	$573.6	$511.9

Weighted average shares outstanding – diluted	59.9	66.0	62.9	67.2
Core earnings attributable to Alliance Data Systems Corporation shareholders per share – diluted	$3.47	$2.67	$9.12	$7.62

_______________

(1) Represents interest expense on deposits and securitization funding costs.
(2) Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.
(3) Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the effective tax rate for each respective period.

Alliance Data Systems Corporation
October 16, 2014

	Three months ended September 30, 2014
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$52.4	$42.6	$267.8	$(41.2)	$321.6
Depreciation and amortization	22.5	36.6	15.2	2.1	76.4
Stock compensation expense	3.0	5.1	3.5	6.7	18.3
Adjusted EBITDA	77.9	84.3	286.5	(32.4)	416.3
Less: funding costs	–	–	31.9	–	31.9
Less: adjusted EBITDA attributable to non-controlling interest	8.4	–	–	–	8.4
Adjusted EBITDA, net	$69.5	$84.3	$254.6	$(32.4)	$376.0

	Three months ended September 30, 2013
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$54.7	$38.9	$230.6	$(35.4)	$288.8
Depreciation and amortization	4.8	34.9	13.2	1.6	54.5
Stock compensation expense	2.7	4.7	2.4	5.6	15.4
Adjusted EBITDA	62.2	78.5	246.2	(28.2)	358.7
Less: funding costs	–	–	30.2	–	30.2
Less: adjusted EBITDA attributable to non-controlling interest	–	–	–	–	–
Adjusted EBITDA, net	$62.2	$78.5	$216.0	$(28.2)	$328.5

	Nine months ended September 30, 2014
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$160.4	$81.3	$751.2	$(107.0)	$885.9
Depreciation and amortization	67.5	110.5	40.9	5.8	224.7
Stock compensation expense	8.5	15.4	9.9	16.0	49.8
Adjusted EBITDA	236.4	207.2	802.0	(85.2)	1,160.4
Less: funding costs	–	–	93.5	–	93.5
Less: adjusted EBITDA attributable to non-controlling interest	24.4	–	–	–	24.4
Adjusted EBITDA, net	$212.0	$207.2	$708.5	$(85.2)	$1,042.5

	Nine months ended September 30, 2013
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$169.7	$79.2	$688.6	$(88.3)	$849.2
Depreciation and amortization	13.4	103.8	39.7	4.0	160.9
Stock compensation expense	7.9	13.4	8.0	14.1	43.4
Adjusted EBITDA	191.0	196.4	736.3	(70.2)	1,053.5
Less: funding costs	–	–	93.4	–	93.4
Less: adjusted EBITDA attributable to non-controlling interest	–	–	–	–	–
Adjusted EBITDA, net	$191.0	$196.4	$642.9	$(70.2)	$960.1